Exhibit 99.1

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2006

CHARLOTTE, NORTH CAROLINA, July 21, 2006 – Nucor Corporation (NYSE: NUE) announced today record consolidated net earnings and sales for the first half and second quarter of 2006. Net earnings per share and average shares outstanding for all periods reflect a two-for-one stock split effective in May 2006.

Nucor’s consolidated net earnings for the first half of 2006 were $831.9 million ($2.65 per diluted share), an increase of 23% over net earnings of $677.4 million ($2.11 per diluted share) in last year’s first half. Consolidated net earnings of $452.8 million ($1.45 per diluted share) in this year’s second quarter were an increase of 40% over $322.7 million ($1.01 per diluted share) earned in the second quarter of 2005 and an increase of 19% from the $379.2 million ($1.21 per diluted share) earned in the first quarter of 2006.

In the first half of 2006, Nucor’s consolidated net sales increased 14% to $7.35 billion, compared with $6.47 billion in last year’s first half. Average sales price per ton was flat while total tons shipped to outside customers increased 14% from the first half of 2005. In the second quarter of 2006, Nucor’s consolidated net sales increased 21% to $3.81 billion, compared with $3.15 billion in the second quarter of 2005 and increased 7% compared with $3.55 billion in the first quarter of 2006. Average sales price per ton increased 5% from the second quarter of 2005 and increased 4% from the first quarter of 2006. Total tons shipped to outside customers were a record 5,819,000 tons in the second quarter of 2006, an increase of 15% over the second quarter of 2005 and an increase of 4% over the first quarter of 2006.

The average scrap and scrap substitute cost per ton used in the first half of 2006 was $242, a decrease of 7% compared with $259 in the first half of 2005. The average scrap and scrap substitute cost per ton used in the second quarter of 2006 was $247, flat compared with $246 in the second quarter of 2005 and an increase of 4% compared with $237 in the first quarter of 2006. Total energy costs increased approximately $3 per ton from the first half of 2005 to the first half of 2006, decreased $1 per ton from the second quarter of 2005 to the second quarter of 2006, and decreased $4 per ton from the first quarter of 2006 to the second quarter of 2006.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $24.5 million in the first half of 2006, compared with a credit of $96.0 million in the first half of 2005. In the second quarter of 2006, the LIFO charge was $15.5 million, compared with a credit of $69.9 million in the second quarter of 2005.

In the steel mills segment, steel production increased 15% to 11,519,000 tons in the first half of 2006, compared with 10,051,000 tons produced in the first half of 2005. Total steel shipments increased 14% to 11,616,000 tons in the first half of 2006, compared with 10,146,000 tons in last year’s first half. Steel shipments to outside customers increased 14% to 10,713,000 tons in the first half of 2006, compared with 9,381,000 tons in last year’s first half. In the steel products segment, steel joist production during the first half of 2006 increased to 281,000 tons, compared with 262,000 tons in the first half of 2005. Steel deck sales decreased to 179,000 tons in the first half of 2006, compared with 181,000 tons in last year’s first half. Cold finished steel sales increased to 187,000 tons, compared with 176,000 tons in the first half of 2005.

Nucor Executive Offices:    1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2006

(Continued)

Starting with the August 11, 2006 dividend payment, Nucor is increasing the supplemental dividend rate from $0.25 per share to $0.50 per share. This supplemental dividend is in addition to the $0.10 per share base dividend, for a total dividend of $0.60 per share.

Nucor repurchased approximately 3.6 million shares of Nucor’s common stock at a cost of approximately $186.4 million under a publicly announced stock repurchase program during the second quarter of 2006, and repurchased approximately 3.8 million shares at a cost of about $196.7 million during the first half of 2006. Approximately 22.0 million shares remain authorized for repurchase under the current program. Since the first quarter of 2005, Nucor has purchased approximately 15.0 million shares of Nucor’s common stock.

In May 2006, Nucor’s wholly owned subsidiary, Nucor Steel Connecticut, Inc., purchased substantially all of the assets of Connecticut Steel Corporation for a cash purchase price of approximately $43.9 million. Located in Wallingford, Connecticut, this bar products mill has an annual capacity of approximately 300,000 tons of wire rod and rebar and approximately 85,000 tons of wire mesh fabrication and structural mesh fabrication.

Also in May 2006, Nucor announced plans to construct its fourth facility to produce metal building systems and components. The facility will be located in the western United States and will have an annual capacity of approximately 45,000 tons. It is expected to cost approximately $27 million and to employ more than 200 people.

In June 2006, Nucor announced plans to construct its fourth sheet steel galvanizing facility which will be located at Nucor’s sheet mill in Decatur, Alabama. Annual capacity will be approximately 500,000 tons, and the facility will have the ability to produce 72-inch wide sheet. Total cost is estimated to be approximately $150 million.

In July 2006, Nucor announced plans to construct a steel mill in the southern United States that will produce special bar quality products. The facility will have a capacity of approximately 850,000 tons and will produce high quality carbon and alloy rounds and round cornered squares from 3” to 9” for the automotive, heavy equipment and service center markets. Several locations are currently under consideration.

For all three recently announced projects, construction is expected to begin after satisfactory resolution of site location, regulatory approvals, tax matters and various contracts.

Current orders and backlogs are healthy across all product lines. The strong business conditions experienced in the second quarter should continue through the third quarter and well into the fourth quarter. We expect that earnings for the third quarter will continue to be very strong.

Nucor and affiliates are manufacturers of steel products, with operating facilities in seventeen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing. Nucor is the nation’s largest recycler.

Nucor Executive Offices:    1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2006

(Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance. These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2005 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s second quarter results on July 21, 2006 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Six Months (26 Weeks) Ended		Three Months (13 Weeks) Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
NET SALES	$7,351,447	$6,467,624	$3,806,350	$3,145,003

COSTS, EXPENSES AND OTHER:
Cost of products sold	5,705,017	5,153,320	2,925,975	2,524,892
Marketing, administrative and other expenses	289,802	215,448	146,602	97,819
Interest (income) expense, net	(15,320)	6,474	(9,588)	2,341
Minority interests	88,932	51,680	48,606	20,515
Other income	—	(9,200)	—	—

	6,068,431	5,417,722	3,111,595	2,645,567

EARNINGS BEFORE INCOME TAXES	1,283,016	1,049,902	694,755	499,436
Provision for income taxes	451,072	372,529	241,972	176,729

NET EARNINGS	$831,944	$677,373	$452,783	$322,707

NET EARNINGS PER SHARE:
Basic	$2.68	$2.13	$1.46	$1.02
Diluted	$2.65	$2.11	$1.45	$1.01

AVERAGE SHARES OUTSTANDING:
Basic	310,435	317,751	310,243	316,000
Diluted	313,352	320,607	312,955	318,634

Nucor Executive Offices:    1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2006

(Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	July 1, 2006	Dec. 31, 2005
Assets
CURRENT ASSETS:
Cash and cash equivalents	$883,321	$980,150
Short-term investments	1,270,808	857,360
Accounts receivable, net	1,224,390	1,000,629
Inventories	1,050,485	945,054
Other current assets	268,451	288,360

Total current assets	4,697,455	4,071,553

PROPERTY, PLANT AND EQUIPMENT, NET	2,825,107	2,855,717

OTHER ASSETS	223,191	211,517

TOTAL ASSETS	$7,745,753	$7,138,787

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Long-term debt due within one year	$1,250	$1,250
Accounts payable	712,999	501,624
Salaries, wages and related accruals	325,925	368,568
Accrued expenses and other current liabilities	474,535	384,257

Total current liabilities	1,514,709	1,255,699

LONG-TERM DEBT DUE AFTER ONE YEAR	922,300	922,300

DEFERRED CREDITS AND OTHER LIABILITIES	456,580	486,910

MINORITY INTERESTS	201,331	194,090

STOCKHOLDERS’ EQUITY:
Common stock	148,798	74,120
Additional paid-in capital	166,586	191,850
Retained earnings	5,246,265	4,709,111
Unearned compensation	—	(3,287)
Accumulated other comprehensive income, net of income taxes	18,370	46,600

	5,580,019	5,018,394
Treasury stock	(929,186)	(738,606)

Total stockholders’ equity	4,650,833	4,279,788

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,745,753	$7,138,787

Nucor Executive Offices:    1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2006

(Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months (26 Weeks) Ended
	July 1, 2006	July 2, 2005
Operating activities:
Net earnings	$831,944	$677,373
Adjustments:
Depreciation	182,488	185,271
Deferred income taxes	(45,900)	(33,071)
Minority interests	88,919	51,669
Settlement of natural gas hedges	(3,868)	—
Changes in (exclusive of acquisitions):
Current assets	(267,462)	146,258
Current liabilities	147,752	(67,945)
Other	6,636	(10,163)

Cash provided by operating activities	940,509	949,392

Investing activities:
Capital expenditures	(137,316)	(147,098)
Investment in affiliates	(26,756)	(32,523)
Disposition of plant and equipment	1,674	611
Acquisitions (net of cash acquired)	(43,879)	(152,864)
Purchases of short-term investments	(594,633)	—
Proceeds from sales of short-term investments	181,185	—

Cash used in investing activities	(619,725)	(331,874)

Financing activities:
Issuance of common stock	44,240	26,400
Excess tax benefits from stock-based compensation	10,500	—
Distributions to minority interests	(81,678)	(29,772)
Cash dividends	(210,019)	(126,602)
Acquisition of treasury stock	(180,656)	(205,838)

Cash used in financing activities	(417,613)	(335,812)

Increase (decrease) in cash and cash equivalents	(96,829)	281,706

Cash and cash equivalents - beginning of year	980,150	779,049

Cash and cash equivalents - end of six months	$883,321	$1,060,755

Nucor Executive Offices:    1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com